Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-267710, 333-273402 and 333-280495) of our report dated March 28, 2024 relating to the financial statements of Nutex Health Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Houston, Texas
March 5, 2026